EXHIBIT 10.1

EXECUTIVE SEPARATION AGREEMENT AND GENERAL RELEASE

This Executive Separation Agreement and General Release (“Agreement”) is made by and between Newpark Resources, Inc., a Delaware corporation (the “Company”) and Phillip T. Vollands (“Executive”).
ARTICLE I
SEPARATION
1.1    Separation Date. Pursuant to Section 2.3 of the Employment Agreement by and between Executive and the Company dated July 1, 2017 (the “Employment Agreement”), the Company hereby terminates the Employment Agreement and Executive’s employment thereunder and Executive hereby resigns from all positions held by Executive with the Company and its parent, successor, predecessor, subsidiary and affiliated companies, including, but not limited to, Newpark Drilling Fluids LLC (collectively, the “Company Group”), effective as of November 15, 2018 (the “Separation Date”). As of the Separation Date, Executive is no longer authorized to act on behalf of or to represent any member of the Company Group, or to incur any expenses, obligations or liabilities on behalf of any member of the Company Group.
1.2    Final Paycheck. Executive acknowledges and agrees that, following the Separation Date and within the time period required by law, the Company shall pay Executive a final paycheck (“Final Paycheck”), which will include Executive’s regular salary and all other compensation of any kind owed for all time worked, and any earned, but unused vacation, through and including the Separation Date.
1.3    Equity Awards. Executive acknowledges and agrees that the shares and options listed on Exhibit A represent all restricted stock units held by the Executive that will accelerate vest pursuant to the terms of this Agreement and all vested stock options held by the Executive as of the Separation Date (“Vested Equity”). Executive further acknowledges and agrees that all unvested shares and options shall forfeit on the Separation Date, unless otherwise provided in this Agreement. Except as otherwise stated in this Agreement, all Vested Equity remains subject to the terms and conditions in any applicable equity award and plan documents.
1.4    Expense Reimbursement. Executive agrees that within ten (10) business days after the Separation Date, Executive will submit in a form consistent with Company policies Executive’s final documented expense reimbursement statement reflecting all business expenses Executive has incurred as an employee of the Company through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practices. Executive acknowledges and agrees that if Executive fails to timely submit an expense reimbursement statement, as outlined in this Section 1.4, Executive forfeits his right, if any, to reimbursement for business expenses.
1.5    Severance Benefits Provided to Executive Pursuant to the Employment Agreement. Pursuant to Section 2.3 of the Employment Agreement, the Company shall provide Executive with the severance benefits outlined in this Section 1.5 (collectively, the “Severance Benefits”), provided that Executive signs this Agreement, including, the release of claims and promise not to sue outlined

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in Article III (the “Release of Claims”), returns a signed copy of this Agreement to the Company, as provided in Section 2.2(f), and does not revoke the Release of Claims, as provided in Section 2.2(g).
(a)    Severance Payment. The Company shall pay and Executive agrees to accept from the Company severance pay in the total gross amount of One Million One Hundred Five Thousand Three Hundred Sixty Dollars and Twenty-Five Cents ($1,105,360.25), less applicable taxes, deductions and withholdings (the “Severance Payment”). The Company shall pay the Severance Payment to Executive in a single lump sum within thirty (30) days after the Separation Date.
(b)    Continued Health Benefits Payment. Executive may choose to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for a period of up to eighteen (18) months following the Separation Date. If Executive elects COBRA continuation coverage, the election must occur pursuant to the requirements set forth in the COBRA notification letter that will be sent to Executive after the Separation Date. The Company agrees to pay Executive Forty Thousand Dollars ($40,000), less applicable taxes, deductions and withholdings (the “COBRA Benefit”), which amounts to, and can be applied by Executive toward, the Company’s portion of the COBRA premium for a period of eighteen (18) months. Executive will otherwise be responsible for payment of the full COBRA premium. The Company shall pay the COBRA Benefit to Executive within sixty (60) days after the Separation Date.
(c)    Outplacement Services. Executive will be eligible to receive independent outplacement services through a reputable vendor selected by the Company and with a value not to exceed Twenty Thousand Dollars and No Cents ($20,000.00) (the “Outplacement Services”). Executive must coordinate with the Company and the vendor to receive the Outplacement Services no later than twelve (12) months following the Separation Date. Any such Outplacement Services will either be charged to the Company’s account, or paid for by the Company on behalf of Executive and not paid directly to Executive. Any services exceeding the stated maximum amount of the Outplacement Services will be the sole responsibility of Executive.
1.6    Additional Severance Benefits Provided to Executive. Subject to Section 1.7 below, the Company shall provide Executive with the additional severance benefits outlined in this Section 1.6 (collectively, the “Additional Severance Benefits”).
(a)    Accelerated Vesting of Special Time-Based Restricted Stock Units. The Company agrees to accelerate the vesting of a pro rata portion of the special, time-based award of 25,641 restricted stock units granted to Executive on May 18, 2017 with 9,615 restricted stock units vesting into shares of common stock of the Company (“Accelerated Shares”) and the remaining 16,026 restricted stock units being forfeited (“Forfeited Shares”). Subject to the applicable terms and conditions of this Agreement, the accelerated vesting of the Accelerated Shares shall occur on the Separation Date and shall be subject to tax withholdings on that date. The Company shall retain all Accelerated Shares until sixty (60) days after the Separation Date at such time the Accelerated Shares shall be released to the Executive. The Forfeited Shares shall be forfeited on the Separation Date.

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(b)    Accelerated Vesting of Special Time-Based Cash Award. The Company agrees to accelerate the vesting of a pro rata portion of the special, time-based cash award of Six Hundred Thousand Dollars and No Cents ($600,000.00), which was granted to Executive on June 10, 2017 under the Newpark Resources, Inc. 2015 Employee Equity Incentive Plan, as amended (the “2015 Equity Plan”), which will result in a cash payment in the amount of Two Hundred Twenty-Five Thousand Dollars and No Cents ($225,000.00), less applicable taxes, deductions and withholdings (the “Accelerated Cash Award”), with the remaining Three Hundred Seventy-Five Thousand Dollars and No Cents ($375,000.00) of such award being forfeited on the Separation Date. Subject to the applicable terms and conditions of this Agreement, the accelerated vesting of the Accelerated Cash Award shall occur on the Separation Date and shall be subject to tax, deductions and withholdings on that date. The Company shall pay the Accelerated Cash Award to Executive in a single, lump sum within sixty (60) days after the Separation Date.
(c)    Extended Exercise Period. Executive acknowledges and agrees that Executive currently holds 59,573 vested, non-qualified stock options as more specifically described in Exhibit A attached hereto (the “Extended Options”), which were granted under either the Newpark Resources, Inc. 2006 Equity Incentive Plan, as amended (the “2006 Equity Plan”) or the 2015 Equity Plan. Pursuant to both the 2006 Equity Plan and the 2015 Equity Plan, Executive would have ninety (90) days following the Separation Date to exercise the Extended Options. The Company hereby agrees to extend the exercise period for such Extended Options from ninety (90) days to twelve (12) months following the Separation Date.
(d)    Annual Cash Incentive Plan Super-Over Achievement Award Payment. Pursuant to the Newpark Resources, Inc. 2010 Annual Cash Incentive Plan (the “2010 ACIP”), the Company shall pay to Executive a cash payment in the amount of Sixty Nine Thousand Four Hundred and Forty-Five Dollars and Twenty Five Cents ($69,445.25), less applicable taxes, deductions and withholdings (the “Super-OA Award Payment”), which represents the remaining portion of the 2017 annual cash incentive award under the 2010 ACIP. The Company shall pay the Super-OA Award Payment to Executive in a single, lump sum within sixty (60) after the Separation Date.
1.7    Executive Acknowledgements Regarding the Additional Severance Benefits. Executive understands and acknowledges that: (a) the Company is only providing Executive with the Additional Severance Benefits in exchange for Executive’s promises made by signing this Agreement; (b) Executive is not otherwise entitled to receive the Additional Severance Benefits; (c) Executive’s right to receive the Additional Severance Benefits is conditioned upon (i) Executive signing and returning this Agreement to the Company and not revoking this Agreement, (ii) Executive’s continued compliance with the confidentiality obligations and additional post-employment restrictions outlined, respectively, in Section 3 and Section 4 of the Employment Agreement (collectively, the “Restrictive Covenants”), and (iii) Executive’s continued compliance with this Agreement, including the Release of Claims (collectively, sub-sections (i)-(iii) of this Section 1.7 shall be referred to as the “Post-Employment Obligations”).
1.8    Compliance with Post-Employment Obligations. Strict compliance with and satisfaction of the terms of this Agreement, including the Post-Employment Obligations, is a specific condition to Executive’s receipt of the Additional Severance Benefits provided under this

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Agreement, with such compliance and satisfaction determined by the Company in its sole discretion. If any of the Post-Employment Obligations are violated at any time, then the Executive shall: (a) forfeit all of the Accelerated Shares held, and any Extended Options not yet exercised, by Executive as of the date of such violation, as determined by the Company in its sole discretion; (b) immediately repay to the Company the proceeds from any and all shares of stock sold in connection with (i) the Accelerated Shares, or (ii) any exercised Extended Options, provided such Extended Options are exercised more than ninety (90) days following the Separation Date; (c) forfeit the right to payment of the Accelerated Cash Award, or, if already paid, immediately repay to the Company the Accelerated Cash Award (less One Thousand Dollars and No Cents ($1,000.00), which Executive shall retain as consideration for Executive’s Release of Claims); and (d) forfeit the right to receive the Super-OA Award Payment, or if already paid, immediately repay to the Company the Super-OA Award Payment.
1.9    Other Compensation or Benefits. Except as specifically provided in this Agreement, Executive acknowledges and agrees that (a) Executive is not entitled to any further salary, vacation pay, sick pay, bonus pay, separation pay, severance pay, signing bonus, incentive compensation, compensation under the 2015 Equity Plan, compensation under the 2010 ACIP, employment inducements, annual incentive compensation, stock options, restricted stock, compensation of any kind, retirement, pension, health insurance, dental insurance, life insurance, long-term disability, AD&D, car allowance, or any other benefits, and (b) all such compensation and benefits shall cease as of the Separation Date. Executive and the Company agree that this Agreement supersedes Executive’s Employment Agreement (except the Restrictive Covenants and Section 6 of the Employment Agreement), and that this Agreement provides the exclusive right to compensation and benefits, subject to applicable plan documents, relating to Executive’s employment and separation therefrom.
1.10    Return of Company Property. Executive represents to the Company that, prior to execution of this Agreement, Executive has returned to the Company all property belonging to any member of the Company Group in Executive’s possession, including any keys, access cards, computers, cell phones, pagers, or other equipment and any records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, and whether confidential in nature or not) and/or all copies thereof. Executive shall immediately report to the Company any passwords for Executive’s computer or other access codes for anything associated with Executive’s employment with the Company.
1.11    Cooperation. Upon the Company’s request, Executive agrees to make himself reasonably available to the Company to respond to periodic requests for information or assistance relating to the Company Group and/or Executive’s employment, which may be within Executive’s knowledge. Following the Separation Date, Executive further agrees to provide truthful testimony and information and to otherwise reasonably cooperate with the Company Group in connection with any and all existing, potential or future claims, litigation or investigations brought by or against any member of the Company Group, or any of their respective agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, with respect to such matters as were within Executive’s knowledge while employed by any member of the Company Group. Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is

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asked to assist in any investigation (whether governmental or otherwise) of the Company Group (or any of its members), regardless of whether a lawsuit has been filed against any member of the Company Group with respect to such investigation.
ARTICLE II
GENERAL RELEASE
2.1    Release of Claims and Promise Not to Sue. In return for the Company’s promises in this Agreement, Executive voluntarily and knowingly hereby waives, releases, and discharges the Company, its parent, predecessor, successor, subsidiary, and affiliate companies, and each of such entities’ respective current and former employees, officers, directors, owners, agents and assigns (collectively, the “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Executive may have or claim to have against any of them as a result of Executive’s employment and/or separation from employment and/or as a result of any other matter arising through the date of Executive’s signature on this Agreement. Executive agrees not to file a lawsuit against any Released Party to assert any such released claims, and Executive agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative agency report, disclosure, claim or lawsuit filed by any person or entity or governmental agency with the exception of the same in connection with a report or disclosure to the Securities and Exchange Commission (“SEC”). Executive represents he has not already made, transferred or assigned any rights to the claims released in this Agreement. This waiver, release and discharge includes, but is not limited to:
(a)    claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), Comprehensive Omnibus Budget Reconciliation Act of 1985 (COBRA), the Worker Adjustment and Retraining Notification (WARN) Act;
(b)    claims for breach of oral or written contract, whether express or implied, promissory estoppel or quantum meruit;
(c)    claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such tort or injury claims);
(d)    claims growing out of any legal restrictions on the Company’s right to terminate employment of its employees including any claims based on any violation of public policy or retaliation for taking a protected action;

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(e)    claims regarding any restrictions on the Company’s right to enforce any of Executive’s post-termination obligations regarding non-disclosure, non-disparagement, non-competition, non-solicitation, and non-interference, as applicable;
(f)    claims for workers’ compensation, wages, overtime, bonuses, incentive compensation, vacation pay, or any other form of compensation;
(g)    claims for compensation and/or benefits under any other severance plans or programs; or
(h)    claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.
NOTHING IN THIS AGREEMENT SHALL WAIVE OR MODIFY THE FOLLOWING RIGHTS IF EXECUTIVE OTHERWISE HAS SUCH RIGHTS:
(a)    any right or claim provided under this Agreement;
(b)    any right or claim which is not waivable as a matter of law;
(c)    any right to seek unemployment compensation benefits if Executive is otherwise qualified under applicable law;
(d)    any rights regarding a pending workers’ compensation claim, however, Executive states that she has no unfiled workers’ compensation claim or unreported injury; or
(e)    any claim based on facts occurring after this Agreement is signed.
2.2    Age Discrimination Waiver and Release. Executive acknowledges the following:
(a)    This Agreement is written in a manner calculated to be understood by Executive and that he in fact understands the terms, conditions and effect of this Agreement;
(b)    This Agreement refers to, among others, rights or claims arising under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act;
(c)    Executive does not waive rights or claims that may arise after the date this Agreement is executed by Executive;
(d)    Executive waives rights or claims only in exchange for consideration in addition to anything of value to which he is already entitled;
(e)    Executive is hereby advised in writing to consult with an attorney prior to executing the Agreement, and he represents that he has done so to the extent he so desires;

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(f)    Executive has been given this Agreement to consider on November 15, 2018. Executive has twenty-one (21) days to consider this Agreement and decide whether to accept it (the “Consideration Period”). Executive does not have to wait until the end of the Consideration Period to accept this Agreement, but Executive acknowledges that any decision to sign this Agreement before the Consideration Period expires is made voluntarily, and not because of any fraud or coercion or improper conduct by the Company Group. If the Agreement is not signed by Executive within the twenty-one (21) day period, it is automatically revoked and is null and void; and
(g)    This Agreement may be revoked by Executive within seven (7) calendar days of his execution of the Agreement by giving immediate written notice to Vice President of Human Resources, Newpark Resources, Inc. 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. This Agreement shall not become final and enforceable and Executive shall not receive the Severance Benefits or Additional Severance Benefits unless and until such seven (7) day period has expired and Executive has not revoked this Agreement (the “Effective Date”).
2.3    Protected Agency Disclosures/Participation. Executive understands and agrees that nothing in this Agreement shall be construed to prohibit Executive from making disclosures to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), SEC or any other federal, state or local governmental agency or commission. This Agreement does not impose any condition precedent (such as prior notice to the Company Group), any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any governmental agency disclosure, report, claim or investigation. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages or other personal relief in any charge, complaint, or lawsuit that Executive has filed or might file or which might be filed on Executive’s behalf. The Company and Executive further understand and agree that nothing in this Agreement limits Executive’s right to receive an award for information provided to the SEC or under any of its programs.
ARTICLE III
DISPUTE RESOLUTION
3.1    Informal Resolution. In the event of a dispute arising from or relating to this Agreement, including the interpretation or application of this Agreement and any claims under ERISA, or Executive’s employment with the any member of the Company Group and/or separation from employment (other than any claims arising under or relating to the Restrictive Covenants, which are specifically excluded from the scope of this Section 3.1), prior to seeking arbitration as provided for in Section 3.2, the party claiming to be aggrieved, shall advise the other party, in writing, of the specifics of the claim, including the specific provision alleged to have been violated, if applicable, as well as provide the other party with any supporting documentation the party desires to produce at that time. If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive. The parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the parties agree in writing to mutually extend the time for one additional thirty (30) day period (such 30-day period and any agreed upon extension thereof, the “Resolution Period”). Following such

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attempts to resolve any such dispute, either party may require arbitration of the other. In order to do so, the request must be timely made, in writing, and delivered to the other party (Executive or the Vice President of Human Resources) in the manner outlined in Section 4.1 (“Notices” Section) within thirty (30) days following the last day of the Resolution Period.
3.2    Mandatory Arbitration. The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, including any dispute arising out of the interpretation or application of this Agreement and any claim under ERISA, or Executive’s employment with any member of the Company Group and/or separation from such employment (other than any claims arising under or relating to the Restrictive Covenants, which are specifically excluded from the scope of this Section 3.2), which the parties hereto are unable to resolve as provided for in Section 3.1, will be submitted exclusively to final and binding arbitration pursuant to the Federal Arbitration Act. Any such arbitrations shall be conducted in the city where the headquarters for the Company are then located or such other location as the parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by ERISA, which shall govern all applicable benefits issues. If the parties cannot agree upon an arbitrator, then each party shall choose its own independent representative and communicate its selection to the other party in the manner outlined in Section 4.1 (“Notices” Section), and those independent representatives shall choose the single arbitrator within thirty (30) days of the date first independent representative is selected and notice is provided to the other party of such selection. The cost and expenses of the arbitrator in any such action shall be borne equally by the parties. The legal expenses of each party shall initially be borne by each party. However, the arbitrator may determine how such legal expenses may ultimately be allocated between the parties and may elect to entitle the prevailing party in the arbitration to a reasonable sum for attorneys’ fees and costs incurred by such party to be paid by the non-prevailing party. The arbitrator’s decision, judgment, and award (including the allocation of attorneys’ fees) shall be final, binding and conclusive upon the parties and may be entered in any state or federal court having competent jurisdiction. The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Section 3.2 shall only have jurisdiction and authority to interpret, apply or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement. The Parties understand that their mutual obligations to arbitrate under this Section 3.2 survive any termination of this Agreement.
3.3    Injunctive Relief. Notwithstanding anything to the contrary in this Section 3, either party may commence in a court of competent any action to obtain injunctive relief.
ARTICLE IV
MISCELLANEOUS
4.1    Notices. All notices, requests, consents and other communications under this Agreement shall be made in writing or by electronic means. Any such notice shall be deemed effective upon confirmed receipt of personal delivery (including with respect to electronic communications), or upon deposit with the U.S. Postal Service, by registered or certified mail, with postage and fees prepaid. The notice shall be addressed to the respective parties as follows:

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If to the Executive:

If to the Company:

Vice President of Human Resources
Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381

Either party may designate a different address by providing written notice of such new address to the other party in the manner outlined in this Section 4.1.
4.2    Non-Disparagement. Executive agrees that Executive shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company Group or any of its members, each such entity’s respective businesses, business practices, employees, officers or directors. This Section 4.2 does not apply to or in any way restrict or impede Executive from making any communications with government agencies as stated above in Section 2.3 (“Protected Agency Disclosures/ Participation” Section), or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.
4.3    Entire Agreement. This Agreement supersedes, replaces and merges all other agreements, representations or understandings (whether oral or written and whether express or implied) relating to the same or similar subject matters between Executive and the Company (or any other member of the Company Group) and constitutes the entire agreement between the Executive and the Company (and/or any other member of the Company Group); provided, however, that this Agreement does not replace or supersede or modify any existing obligation under applicable law or agreement regarding confidentiality, fiduciary duties, non-competition, or non-solicitation, including the Restrictive Covenants. The 2015 Equity Plan, the 2010 ACIP, as well as any applicable equity award or other plan documents shall continue to apply. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by an Executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. It is agreed that, except for the Restrictive Covenants and Section 6, the remaining provisions of the Employment Agreement are hereby terminated and cancelled as of the Effective Date. Executive acknowledges that he has not relied upon any representations or statements, written or oral, not set forth in this Agreement. Executive further acknowledges and agrees that the Company and its representatives and counsel have not made any representations to Executive regarding Executive’s tax liability, if any, for payments and benefits described in this Agreement.
4.4    Taxes and Advisors. Executive has been advised that all payments and benefits received in connection with this Agreement are gross amounts and will be subject to taxes and

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lawful deductions, if any. Executive will be solely responsible for the payment of any and all taxes (including any income or excise taxes applicable under Code Section 409A, as defined below), on payments received from the Company. Executive has been advised to consult an attorney and/or tax advisor regarding this Agreement, has had the opportunity to consult with a representative of Executive’s own choosing with respect to this Agreement, is fully aware of its contents and of its legal effect, and does freely and voluntarily enter into it.
4.5    No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or any other Released Party of any liability whatsoever, or as an admission by the Company or any other Released Party of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.
4.6    No Other Claims, Withdrawal of Claims; Lawsuit Forbearance. By executing this Agreement, Executive represents, covenants, and warrants that he has no current or pending claims, complaints, charges, lawsuits or causes of action against any of the Released Parties, of any nature, and that no claims released or waived in this Agreement have been previously conveyed, assigned, or transferred in any manner, in whole or in part, to any person, entity, or other third party. Executive specifically agrees not to sue or become a party to a lawsuit against any of the Released Parties based on claims released by this Agreement. If Executive breaches this Agreement by suing any of the Released Parties, then (a) Executive understands that the Released Parties will be able to seek an injunction to restrain any violation of Article II and/or this Section 4.6, and agrees that Executive will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorneys’ fees, associated with defending against such lawsuit and enforcing this Agreement, and (b) Executive shall: (i) forfeit the right to receive the Severance Payment and the COBRA Benefit, or if already paid, immediately repay to the Company the Severance Payment and the COBRA Benefit; (ii) forfeit the right to receive any future Outplacement Services, and to the extent already paid for or reimbursed by the Company, immediately repay the Company such portion of the Outplacement Services; (iii) forfeit all of the Accelerated Shares held, and any Extended Options not yet exercised, by Executive as of the date of such breach, as determined by the Company in its sole discretion; (iv) immediately repay to the Company the proceeds from any and all shares of stock sold in connection with (A) the Accelerated Shares, or (B) any exercised Extended Options, provided such Extended Options are exercised more than ninety (90) days following the Separation Date; (v) forfeit the right to payment of the Accelerated Cash Award, or, if already paid, immediately repay to the Company the Accelerated Cash Award (less One Thousand Dollars and No Cents ($1,000.00), which Executive shall retain as consideration for Executive’s Release of Claims); and (vi) forfeit the right to receive the Super-OA Award Payment, or if already paid, immediately repay to the Company the Super-OA Award Payment.
4.7    Director’s and Officer’s Insurance. The Company shall provide Executive with Director’s and Officer’s insurance coverage, including indemnification and reimbursement of attorney’s fees, on terms no less favorable than the terms of the coverage provided to similarly situated current and former directors and officers of the Company. In the event this Section 4.7 is challenged (other than by Executive or Executive’s representatives), Executive’s reasonable expenses, including attorney’s fees, incurred in connection therewith shall be reimbursed by the Company.

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4.8    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.
4.9    Assignment. This Agreement and Executive’s rights and obligations under this Agreement may not be assigned by the Executive; provided that the obligations of Executive under the Release of Claims are binding upon Executive, Executive’s executors, administrators, heirs, successors, representatives and assignees. Neither the Executive, his spouse, nor his estate shall have any right to commute, encumber, delegate or dispose of any rights to receive payments hereunder, it being understood that such payments and the right thereto are non-assignable and nontransferable. The Company’s obligations under this Agreement shall be binding upon the Company and its successors and assigns. The benefits of Executive’s obligations under this Agreement shall inure to the benefit of every member of the Company Group and their respective successors and assigns, and Executive consents to the assignment of this Agreement by the Company.
4.10    Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the United States Internal Revenue Code and the rules and regulations promulgated thereunder (collectively, “Code Section 409A”), and this Agreement shall, to the extent practicable, be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Code Section 409A, this Agreement shall be read to conform with the requirements of Code Section 409A, and the Company may, in its sole discretion, amend or replace this Agreement to cause this Agreement to comply with Code Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any consideration provided under this Agreement except to the extent specifically permitted or required by Code Section 409A. Terms defined in this Agreement shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of Code Section 409. In the event a payment under this Agreement is made within six (6) months following the date of Executive’s separation from service (within the meaning of Code Section 409A), the following additional payment timing rule shall apply: (a) if Executive is determined by the Company to be a “specified employee” (within the meaning of Code Section 409A, determined using the identification methodology selected by the Company from time to time), and (b) the Company shall make a good faith determination that an amount payable to Executive hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then nothing in this Agreement shall require the Company to pay or authorize payment of such amount on the otherwise scheduled payment date pursuant to this Agreement but the Company shall instead pay it or authorize payment without interest, on the first business day after such six-month period, or if earlier, upon the Executive’s death.

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4.11    Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
4.12    Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas.
4.13    Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
4.14    Waiver. The waiver by either party of any right hereunder or of any breach of this Agreement shall not operate as or be construed to be an amendment of this Agreement or a waiver of any future right or breach.
4.15    Gender. All references to the masculine pronoun in this Agreement are used for convenience and ease of reading only and are intended and apply to the feminine gender as well.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates below.

“COMPANY”	“EXECUTIVE”

Newpark Resources, Inc.	Phillip T. Vollands

By: /s/ Ida Ashley	/s/ Phillip T. Vollands
Date: December 4, 2018	Date: December 3, 2018

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EXHIBIT A
EQUITY TABLE

Type of Equity	Vested Amount
Non-Qualified Stock Options (collectively, the Extended Options)	15,258 Non-Qualified Stock Options* (Grant Date – May 21, 2014; Exercise Price – $11.20)
20,425 Non-Qualified Stock Options* (Grant Date – May 22, 2015; Exercise Price – $9.00)
23,890 Non-Qualified Stock Options* (Grant Date – May 19, 2016; Exercise Price – $4.32)
Restricted Stock Units (collectively, the Accelerated Shares)	9,615 Restricted Stock Units** (Grant Date – May 18, 2017)

* Exercise period for all vested, non-qualified stock options starting on the Separation Date and ending on the first anniversary of the Separation Date. The vested options set forth in the table above do not include (i) any unvested options which were forfeited by the Executive in connection with his separation from the Company or (ii) any vested options which may have been exercised and sold previously by the Executive.

** The restricted stock units set forth in the table above only include the Accelerated Shares that will be released to the Executive within sixty (60) days of the Separation Date and do not include (i) any unvested restricted stock units that were forfeited in connection with the Executive’s separation from the Company, including the Forfeited Shares, or (ii) any vested restricted stock units that vested into shares of common stock of the Company held by the Executive prior to the Separation Date.

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